EXHIBIT 10.15

AMENDMENT NO. 1 TO
THE PRENTISS PROPERTIES TRUST
SHARE PURCHASE PLAN

As of October 23, 2002

This Amendment by Prentiss Properties Trust to the Prentiss Properties Trust Share Purchase Plan (the “Plan”), made pursuant to the right to amend reserved in Article XIII of the Plan, amends and modifies the Plan as follows:

1.	The following shall be added to the end of Article III:

“Notwithstanding the above or anything in this Plan to the contrary, except as provided in Article X, the Administrator shall not have the power to adjust the price per share for Common Shares purchased on the exercise of an Option without the consent of the Company’s shareholders.”

2.	In all other respects, the Plan shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the foregoing Amendment is hereby duly executed by the corporate officer signing below on October 23, 2002.

PRENTISS PROPERTIES TRUST

/s/  Thomas F. August
By:  Thomas F. August
Its:  President and CEO